Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 No. 333-172740 of our report dated November 12, 2012, relating to the financial statements of MedAssets, Inc. Employee Stock Purchase Plan, which appears in this Annual Report on Form 11-K of the MedAssets, Inc. Employee Stock Purchase Plan for the year ended August 31, 2012.

/s/ Smith & Howard

Atlanta, GA

November 12, 2012